Exhibit 4.2

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE is entered into as of April 9, 2026 (this “Supplemental Indenture”), among Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company” or the “Issuer”), the Guarantors party hereto (the “Guarantors”) and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of August 4, 2025 (as amended or supplemented from time to time prior to the date of this Supplemental Indenture, the “Indenture”), providing for the issuance of the Company’s 7.125% Senior Secured Notes due 2031 (the “Notes”);

WHEREAS, on February 9, 2026, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), with Madison Parent Inc., a Delaware corporation (“Parent”), and Madison Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent;

WHEREAS, the consummation of the Merger will result in Parent acquiring beneficial ownership of 100% of the total voting power of the voting stock of the Company and would constitute a “Change of Control” under clause (2) of the definition thereof in the Indenture;

WHEREAS, Section 4.14(f) of the Indenture provides that the provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes;

WHEREAS, the Company desires to amend the definitions of “Change of Control” and “Permitted Holder” to provide that the consummation of the Merger and the transactions contemplated by the Merger Agreement shall not constitute a Change of Control thereunder;

WHEREAS, pursuant to Article 9 of the Indenture, the Company solicited and received consents (the “Consent Solicitation”), upon the terms and subject to the conditions set forth in the Company’s Consent Solicitation Statement dated April 6, 2026 (as amended and supplemented as of the date of this Supplemental Indenture, the “Consent Solicitation Statement”), of Holders representing a majority in aggregate principal amount of the outstanding Notes, excluding any Notes beneficially owned by the Company or any of its Affiliates (the “Requisite Consent”), to amend the Indenture as contemplated by this Supplemental Indenture;

WHEREAS, the Company has delivered to the Trustee, pursuant to Sections 9.06 and 13.04 of the Indenture, an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with and that the execution of this Supplemental Indenture is authorized or permitted by the Indenture;

WHEREAS, Section 9.04 of the Indenture provides that upon execution of a supplemental indenture, the Indenture shall be modified therewith, and such supplemental indenture shall form a part of the Indenture for all purposes, and every Holder theretofore or thereafter authenticated and delivered shall be bound thereby;

WHEREAS, in connection with the Consent Solicitation, Holders that have delivered a valid unrevoked consent on a timely basis are entitled to receive a pro rata share of a fixed aggregate consent payment of $2,875,000 (the “Consent Payment”), allocated among such Holders based on the aggregate principal amount of Notes for which Consents are validly delivered and not revoked, payable on the date of consummation of the Merger (the “Consent Payment Date”), in each case subject to the terms and conditions set forth in the Consent Solicitation Statement; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture a valid and binding obligation of the Company and the Guarantors have been completed, subject to certain terms, conditions and limitations as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 New Definitions.

The following definitions shall be added to Section 1.01 of the Indenture:

“Consent Payment Conditions” means, collectively, (i) the absence of any law or regulation, and the absence of any injunction or action or other proceeding (pending or threatened) that (in the case of any action or proceeding if adversely determined) would make unlawful or invalid or enjoin the implementation of the Proposed Amendments or the payment of the Consent Payment or that would question the legality or validity thereof and (ii) the consummation of the Merger.

“Investors” means:

(a)	any funds managed or advised by MIC Capital Management UK LLP and/or any of its Affiliates and Related Funds and/or any of its successors and assigns; and

(b)	TWG Global LLC and/or any of its Affiliates and Related Funds and/or any of its successors and assigns;

in each case, other than any portfolio operating companies.

“Merger” means the merger of Merger Sub with and into the Issuer, with the Issuer surviving as a wholly owned subsidiary of Parent, pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 9, 2026, among the Issuer, Parent and Merger Sub, as it may be amended, supplemented or modified from time to time.

“Merger Sub” means Madison Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent.

“Parent” means Madison Parent Inc., a Delaware corporation.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

ARTICLE 2

AMENDMENTS

Section 2.1 Amendments to the Definition of “Change of Control.”

The definition of “Change of Control” in Section 1.01 of the Indenture is hereby amended by adding the following paragraph at the end thereof:

“Notwithstanding the foregoing, the consummation of the Merger pursuant to the Merger Agreement and the other transactions contemplated thereby, including the acquisition of beneficial ownership of Voting Stock of the Issuer by Parent or the Investors, shall not constitute a ‘Change of Control’ for purposes of this Indenture.”

Section 2.2 Amendment to the Definition of “Permitted Holder.”

The definition of “Permitted Holder” in Section 1.01 of the Indenture is hereby amended as follows (additions indicated by double underline bold; deletions indicated by strikethrough):

“Permitted Holder” means (a) any of the members of management of the Issuer (or any of its direct or indirect parent companies) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that (x) in the case of such group and without giving effect to the existence of such group or any other group, such members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies and (y) for purposes of this definition, the amount of Equity Interests held by members of management who qualify as “Permitted Holders” shall never exceed the amount of Equity Interests held by such members of management on the Issue Date~~. Any~~; (b) any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of Section 4.14 hereof (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with Section 4.14 hereof), together with its Affiliates; and (c) the Investors and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Investors are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies owned by such group~~, constitute an additional Permitted Holder~~.

ARTICLE 3

WAIVERS

Section 3.1 Waiver of Defaults.

The Holders hereby waive any and all Defaults or Events of Default under the Indenture that have arisen or may arise as a result of, or in connection with, the consummation of the Merger and the transactions contemplated by the Merger Agreement.

ARTICLE 4

INOPERATIVE PROVISIONS; FALL-AWAY

Section 4.1 Fall-Away upon Termination.

(a) If the Merger Agreement is terminated in accordance with its terms prior to the consummation of the Merger:

(i) the amendments set forth in Article 2 of this Supplemental Indenture shall not become operative;

(ii) the waivers set forth in Article 3 of this Supplemental Indenture shall automatically and without further action cease to be operative and shall be of no further force and effect; and

(iii) the Indenture shall be deemed to continue in full force and effect as if this Supplemental Indenture had not been entered into, and no Default or Event of Default shall be deemed to have arisen or to exist as a result of the Change of Control that would have occurred upon consummation of the Merger or the transactions contemplated by the Merger Agreement.

(b) The Company shall provide written notice (which may be by e-mail) to the Trustee promptly, and in any event within five Business Days, upon the occurrence of any of the following: (i) the termination of the Merger Agreement, (ii) the consummation of the Merger or (iii) the payment of the Consent Payment.

Section 4.2 Inoperative Upon Payment Failure Notice From Holders.

Upon the valid written notice (such notice, a “Payment Failure Notice”) to the Trustee from either the Holders of at least 30% in aggregate principal amount of the outstanding Notes or by the Trustee on behalf of such Holders that the Consent Payment (or any component thereof) was not made with respect to the Notes at or promptly after the Consent Payment Date, this Supplemental Indenture will terminate and the rights of the Holders will be reinstated as set forth in the Indenture immediately prior to the Effective Time. For the avoidance of doubt, such Payment Failure Notice may not be provided by the Company.

Section 4.3 Notes Remain Outstanding.

Irrespective of whether the Proposed Amendments become effective and/or operative, the Notes will continue to legally exist, will remain outstanding and will be secured in accordance with all of the terms of the Indenture, the Notes and the Security Documents.

Section 4.4 Trustee Right to Initiate Legal Proceedings.

To the extent the Consent Payment Conditions are satisfied with respect to the Notes, but the Consent Payment with respect to the Notes is not made, or caused to be made, by the Company on the date of consummation of the Merger or within 30 days thereafter in accordance with the terms of and as described in the Consent Solicitation Statement, then, upon receipt of a request from the Holders of 30% or more of the Notes, the Trustee shall institute appropriate legal proceedings to cause the Company to pay, or cause to be paid, such Consent Payment with respect to the Notes in accordance with the terms of and as described in the Consent Solicitation Statement. This right and remedy herein conferred upon the Trustee and the Holders of the Notes is not intended to be exclusive of any other right or remedy given under the Indenture or now or hereafter existing at law or in equity or otherwise, and the assertion of this right and remedy shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Trustee or the Holders of the Notes to exercise this right and remedy shall impair such right and remedy or constitute a waiver of this right and remedy. This provision is subject to all of the rights and privileges of the Trustee in accordance with Article VII of the Indenture, including the right of the Trustee to request security or indemnity prior to taking any action pursuant to this provision. In accordance with and subject to Article VII of the Indenture, the Company shall be responsible for all reasonable actual and documented expenses incurred by the Trustee in connection with any legal proceedings instituted by the Trustee pursuant to this provision.

ARTICLE 5

EFFECTIVENESS

Section 5.1 Effective Time.

This Supplemental Indenture shall become legally effective immediately upon its execution by the parties hereto in accordance with the provisions of Sections 9.02 and 9.04 of the Indenture (the “Effective Time”), after which this Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound hereby.

Section 5.2 Operative Time.

The amendments set forth in Sections 2.1 and 2.2 hereof and the waivers set forth in Article 3 hereof (together, the “Proposed Amendments”) shall become effective at the Effective Time but shall become operative only immediately prior to the consummation of the Merger (the “Operative Time”). Until the Operative Time, the Indenture shall continue in full force and effect without giving effect to the Proposed Amendments.

ARTICLE 6

GENERAL PROVISIONS

Section 6.1 Instruments To Be Read Together.

This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read together.

Section 6.2 Confirmation.

Except as expressly amended or waived hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Any reference in the Indenture to the Indenture, “hereof” or other words of like import shall be to the Indenture as so supplemented by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby and entitled to the rights created hereunder.

Section 6.3 Terms Defined.

Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 6.4 Parties.

Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 6.5 Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 6.6 Severability Clause.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 6.7 Trustee Matters.

The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 6.8 Counterparts.

The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Supplemental Indenture by facsimile or electronic transmission (including in pdf or similar format) shall be as effective as delivery of a manually executed counterpart hereof.

Section 6.9 Headings.

The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Pages Commence on Following Page]

CLEAR CHANNEL OUTDOOR HOLDINGS, INC., as Issuer

By:	/s/ David Sailer
	Name:	David Sailer
	Title:	Executive Vice President and
Chief Financial Officer

GUARANTORS:

1567 MEDIA LLC
CLEAR CHANNEL ADSHEL, INC.
CLEAR CHANNEL AIRPORTS, INC.
CLEAR CHANNEL ELECTRICAL SERVICES, LLC
CLEAR CHANNEL IP, LLC
CLEAR CHANNEL METRA, LLC
CLEAR CHANNEL OUTDOOR HOLDINGS COMPANY CANADA
CLEAR CHANNEL SPECTACOLOR, LLC
EXCEPTIONAL OUTDOOR, INC.
GET OUTDOORS FLORIDA, LLC
UNIVERSAL OUTDOOR, INC.

By:	/s/ David Sailer
	Name:	David Sailer
	Title:	Chief Financial Officer, Treasurer
and Assistant Secretary

CLEAR CHANNEL OUTDOOR, LLC

By:	/s/ David Sailer
	Name:	David Sailer
	Title:	Executive Vice President, Treasurer
and Assistant Secretary

CCOI HOLDCO III, LLC
CCOI HOLDCO PARENT I, LLC
CCOI HOLDCO PARENT II, LLC
CLEAR CHANNEL WORLDWIDE HOLDINGS, INC.

By:	/s/ David Sailer
	Name:	David Sailer
	Title:	President, Chief Financial Officer, Treasurer
and Assistant Secretary

OUTDOOR MANAGEMENT SERVICES, INC.

By:	/s/ David Sailer
	Name:	David Sailer
	Title:	Chief Financial Officer and Assistant Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Authorized Signatory